Exhibit 99(d)(2)(c)

SUBADVISORY AGREEMENT

This Subadvisory Agreement (this "Agreement") is entered into as of the 31st day of March, 2022, by and between Ohio National Investments, Inc., an Ohio corporation(the "Adviser") and Federated Investment Management Company, a Delaware business trust ("FIMCO").

WHEREAS, the Adviser has entered into an advisory agreement dated May 1, 1996, (the "Advisory Agreement") with Ohio National Fund, Inc., a Maryland corporation (the "Company"), pursuant to which the Adviser provides portfolio management services to the ON Federated High Income Bond Portfolio (the “Portfolio”), a series of the Company;

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more subadvisers; and

WHEREAS, the Adviser and the Board of directors (the "Board") of the Company desire to retain FIMCO to render portfolio management services in the manner and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Adviser and FIMCO agree as follows:

1.       Appointment of Subadviser. The Adviser hereby appoints FIMCO as subadviser for the Portfolio and authorizes FIMCO, in its discretion and without prior consultation with the Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds, instruments financial contracts and other investment assets ("Securities”) on behalf of the Portfolio. Subject to the supervision of the Adviser and the Board, FIMCO will manage the investment operations of the Portfolio and the composition of the Portfolio, including the purchase, retention and disposition of, and exercise of all rights pertaining to, the Securities comprising the Portfolio. FIMCO may invest the Portfolio in such proportions of stocks, bonds, instruments, financial contracts, cash and other investment assets as FIMCO shall determine, and may dispose of Securities without regard to the length of time the Securities have been held, the resulting rate of portfolio turnover or any tax considerations, provided that all investments shall conform with:

(a)	the Portfolio’s investment objectives, policies, limitations, procedures and guidelines set forth in the documents listed on Schedule 1 to this Agreement;

(b)	any additional objectives, policies or guidelines established by the Adviser or by the Board that have been furnished in writing to FIMCO;

(c)	the provisions of Section 851 of the Internal Revenue Code ("IRC") applicable to "regulated investment companies";

(d)	the diversification requirements specified in Section 817(h) of the IRC, and the regulations thereunder; and

(e)	the provisions of the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder applicable to the Portfolio.

2.       Representations and Warranties.

(a)	FIMCO hereby represents and warrants to the Adviser that: (i) it is a business trust duly formed and validly existing under the laws of Delaware, (ii) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (iii) it is registered with the Securities and Exchange Commission (“SEC") as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business and (iv) it has furnished to the Adviser true and complete copies of all the documents listed on Schedule 2 to this Agreement.

(b)	The Adviser hereby represents and warrants to FIMCO that: (i) it is a corporation duly formed and validly existing under the laws of Ohio, (ii) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (iii) it is registered with the SEC as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business and (iv) it has furnished to FIMCO true and complete copies of all the documents listed on Schedule 1 to this Agreement.

3.       Information and Reports.

(a)	The Adviser will promptly notify FIMCO of any material change in any of the documents listed on Schedule 1 to this Agreement and will provide FIMCO with copies of any such modified document. The Adviser will also provide FIMCO with a list, to the best of the Adviser's knowledge, of all affiliated persons of Adviser (and any affiliated person of such an affiliated person) and will promptly update the list whenever the Adviser becomes aware of any additional affiliated persons.

(b)	FIMCO will maintain books and records relating to its management of the Portfolio under its customary procedures and in compliance with applicable regulations under the 1940 Act and the Advisers Act. All such records pertaining to the Portfolio shall be the property of the Company and FIMCO will permit the Adviser, the Company and the SEC to inspect such books and records at all reasonable times during normal business hours, upon reasonable notice. Prior to each Board meeting, FIMCO will provide the Adviser and the Board with reports regarding its management of the Portfolio during the interim period, in such form as may be mutually agreed upon by FIMCO and the Adviser. FIMCO will also provide the Adviser with any information regarding its management of the Fund required for any shareholder report, amended registration statement or prospectus supplement filed by the Company with the SEC.

4.       Conditions to Agreement. FIMCO's and the Adviser's obligations under this Agreement are subject to the satisfaction of the following conditions precedent:

(a)	Receipt by FIMCO of a certificate of an officer of the Company stating that (i) this Agreement and the Advisory Agreement have been approved by the vote of a majority of the directors, who are not interested persons of FIMCO or the Adviser, cast in person at a meeting of the Board called for the purpose of voting on such approval, and (ii) this Agreement and the Advisory Agreement have been approved by the vote of a majority of the outstanding voting securities of the Portfolio;

(b)	Receipt by FIMCO of certified copies of instructions from the Company to its custodian designating the persons specified by FIMCO as "Authorized Persons" under the Company's custody agreement;

(c)	The Company's execution and delivery of a limited power of attorney in favor of FIMCO, in a form mutually agreeable to FIMCO, the Adviser and the Board;

(d)	Receipt by FIMCO of Board resolutions, certified by an officer of the Company, adopting all procedures and guidelines required by any exemptive order listed on Schedule 2 to this Agreement; and

(e)	Any other documents, certificates or other instruments that FIMCO or the Adviser may reasonable request from the Company.

5.       Compensation. For the services provided under this Agreement, the Adviser will pay to FIMCO a fee at an annual rate of 0.50% of the first $30 million, 0.40% of the next $20 million, 0.30% of the next $25 million and 0.25% of the average daily net assets of the Portfolio in excess of $75 million. Such fees will accrue daily and will be paid monthly. If this Agreement is effective for only a portion of a month, the fees will be prorated for the portion of such month during which this Agreement is in effect.

6.       Allocation of Transactions and Brokerage.

(a)	To the extent consistent with applicable law, FIMCO may aggregate purchase or sell orders for the Portfolio with contemporaneous purchase or sell orders of other clients of FIMCO or its affiliated persons. In such event, allocation of the Securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by FIMCO in the manner FIMCO considers to be the most equitable and consistent with its and its affiliates' fiduciary obligations to the Portfolio and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in a more favorable price or lower brokerage commissions in all instances.

(b)	FIMCO will place purchase and sell orders for the Portfolio with or through such banks, brokers, dealers, futures commission merchants or other firms dealing in Securities ("'Brokers") as it determines, which may include Brokers that are affiliated persons of FIMCO, provided such orders are exempt from the provisions of Section 17(a), (d) and (e) of the 1940 Act. FIMCO will use its best efforts to obtain execution of transactions for the Portfolio at prices which are advantageous to the Portfolio and at commission rates that are reasonable in relation to the services received. FIMCO may, however, select Brokers on the basis that they provide brokerage or research services or research products to the Portfolio and/or other advisory clients of FIMCO and its affiliated investment advisers as to which FIMCO and those affiliated investment advisers exercise investment discretion. In selecting Brokers, FIMCO may also consider the reliability, integrity and financial condition of the Broker, and the size of and difficulty in executing the order.

(c)	To the extent consistent with applicable law, and subject to review by the Board, FIMCO may pay a Broker an amount of commission for effecting a Securities transaction in excess of the amount of commission or dealer spread another Broker would have charged for effecting that transaction, if FIMCO determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research products and/or research services provided by such Broker to the Portfolio and/or other clients of FIMCO and its affiliated investment advisers as to which FIMCO and those affiliated investment advisers exercise investment discretion. This determination, with respect to brokerage and research services or research products, may be viewed in terms of either that particular transaction or the overall responsibilities which FIMCO and its affiliates have with respect to the Portfolio or their other clients as to which FIMCO and its affiliates exercise investment discretion, and may include services or products that FIMCO does not use in managing the Portfolio.

7.       Nonexclusive Agreement. The investment management services provided by FIMCO hereunder are not to be deemed to be exclusive, and FIMCO shall be free to render similar services to other advisers, investment companies, and other types of clients.

8.       Limitation of Liability. In the absence of willful misfeasance, bad faith or gross negligence on the part of FIMCO, or of reckless disregard by FIMCO of its obligations and duties hereunder, FIMCO shall not be subject to any liability to the Adviser, the Portfolio, the Company, any shareholder or the Portfolio, or to any person, firm or organization. Subject to the above-stated standard of care, FIMCO shall be liable for any taxes or tax penalties incurred by a Fund for any failure of a Fund to qualify as a regulated investment company under Section 851 of the IRC as a result of FIMCO's management of the Portfolio. The Adviser, the Company and the Portfolio are hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of FIMCO and agrees that the obligations assumed by FIMCO pursuant to this Agreement will be limited in any case to FIMCO and its assets and the Adviser, the Company and the Portfolio shall not seek satisfaction of any such obligations from the shareholders of FIMCO, the trustees of FIMCO, officers, employees or agents of FIMCO, or any of them.

9.       Pricing. The Adviser, the Company and the Portfolio hereby acknowledge that FIMCO is not responsible for pricing portfolio Securities, and that the Adviser, the Company, the Portfolio and FIMCO will rely on the pricing agent chosen by the Board of the Company for prices of Securities, for any purposes.

10.       Limited Power of Attorney. Subject to any other written instructions of the Adviser or the Company, FIMCO is hereby appointed the Company's agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as FIMCO shall be requested by brokers, dealers, counter parties and other persons in connection with its management of the Portfolio's assets. The Adviser and the Company hereby ratify and confirm as good and effectual, at law or in equity, all that FIMCO and its officers and employees, may do in its capacity as attorney-in-fact. However, nothing herein shall be construed as imposing a duty on FIMCO to act or assume responsibility for any matters in its capacity as attorney-in-fact for the Company. Any person, partnership, corporation or other legal entity dealing with FIMCO in its capacity as attorney-in-fact hereunder for the Company is hereby expressly put on notice that FIMCO is acting solely in the capacity as an agent of the Company and that any such person, partnership, corporation or other legal entity must look solely to the Company for enforcement of any claim against the Company as FIMCO assumes no personal liability whatsoever for obligations of the Company entered into by FIMCO in its capacity as attorney-in-fact for the Company. FIMCO agrees to provide the Adviser and the Company with copies of any such agreements executed on behalf of the Company.

11.       Term. This Agreement shall begin as of the date of its execution and shall continue in effect for a period of two years from the date hereof and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Portfolio at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, or by the Adviser or FIMCO at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement will terminate automatically as to the Portfolio in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Adviser's Advisory Agreement as to the Portfolio.

12.       Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.       Governing Law and Construction. This .Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any terms defined in 1940 Act, and not otherwise defined in this Agreement, are used with the same meaning in this Agreement.

14.       Use of FIMCO's Name. FIMCO hereby agrees that the Adviser, the Company, their affiliated broker-dealers and affiliated life insurance companies may use FIMCO's name and logo in advertising and marketing materials for the Company and any variable insurance products through which the Portfolio may be offered as funding vehicles, provided, that FIMCO has reviewed and approved any such materials prior to their use.

15.       Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

Ohio National Investments, Inc.

By:	/s/ Gary Rodmaker
Gary Rodmaker, President

Federated Investment Management Company

By:	/s/ John B. Fisher
John B. Fisher, President/CEO

Accepted and Agreed:
Ohio National Fund, Inc.

By:	/s/ Tara York
Tara York, President